Exhibit 99.1

Oaktree Specialty Lending Corporation Announces Fourth Fiscal Quarter and Full Year 2021 Financial Results and Declares Increased Distribution of $0.155 Per Share

LOS ANGELES, CA, November 16, 2021 - Oaktree Specialty Lending Corporation (NASDAQ: OCSL) (“Oaktree Specialty Lending” or the “Company”), a specialty finance company, today announced its financial results for the fiscal quarter and year ended September 30, 2021.

Financial Highlights for the Quarter and Year Ended September 30, 2021

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Total investment income was $63.8 million ($0.35 per share) and $209.4 million ($1.29 per share) for the fourth fiscal quarter and full year, respectively, as compared with $65.4 million ($0.36 per share) and $143.1 million ($1.02 per share) for the third fiscal quarter of 2021 and the full year of 2020, respectively. The decrease for the quarter primarily reflected lower prepayment and amendment fees, partially offset by higher interest income and dividend income. The increase for the full year primarily reflected higher interest income, prepayment fees and dividend income. Excluding income accretion related to the Company’s merger with Oaktree Strategic Income Corporation (“OCSI”) (the “Merger”), adjusted total investment income was $58.2 million ($0.32 per share) and $198.1 million ($1.22 per share) for fiscal quarter and full year ended September 30, 2021, respectively.

•

GAAP net investment income was $33.0 million ($0.18 per share) and $97.1 million ($0.60 per share) for the fourth fiscal quarter and full year, respectively, as compared with $35.9 million ($0.20 per share) and $72.0 million ($0.51 per share) for the third fiscal quarter of 2021 and the full year of 2020, respectively. The decrease for the quarter was principally from lower total investment income, higher base management fees (net of waivers) and higher interest expense, partially offset by lower incentive fees. The full year increase was primarily driven by higher total investment income, partially offset by higher base management fees (net of waivers), incentive fees, interest expense and professional fees.

•

Adjusted net investment income was $29.1 million ($0.16 per share) and $103.4 million ($0.64 per share) for the fourth fiscal quarter and full year, as compared with $33.7 million ($0.19 per share) and $71.6 million ($0.51 per share) for the third fiscal quarter of 2021 and the full year of 2020, respectively. The decrease for the quarter primarily reflected lower adjusted total investment income and higher net expenses. The full-year increase was primarily driven by higher adjusted total investment income, partially offset by higher net expenses.

•

Net asset value (“NAV”) per share was $7.28 as of September 30, 2021, up 0.8% from $7.22 as of June 30, 2021. The increase was primarily driven by realized and unrealized gains on certain debt and equity investments and undistributed net investment income. NAV was up 12% from $6.49 as of September 30, 2020 primarily reflecting realized and unrealized gains on certain debt and equity investments and undistributed net investment income.

•

Originated $385.0 million of new investment commitments and received $201.8 million of proceeds from prepayments, exits, other paydowns and sales during the quarter ended September 30, 2021. Of these new investment commitments, 91% were first lien loans, 3% were second lien loans, 5% were subordinated debt investments and 1% were equity investments. The weighted average yield on new debt investments was 8.6%.

•	No investments were on non-accrual status as of September 30, 2021.

•

Total debt outstanding was $1,280.0 million as of September 30, 2021. The total debt to equity ratio was 0.97x, and the net debt to equity ratio was 0.95x, after adjusting for cash and cash equivalents.

•

Liquidity as of September 30, 2021 was composed of $29.3 million of unrestricted cash and cash equivalents and $470.0 million of undrawn capacity under the credit facilities (subject to borrowing base and other limitations). Unfunded investment commitments were $264.9 million, or $215.9 million excluding unfunded commitments to the Company’s joint ventures. Of the $215.9 million, approximately $153.6 million can be drawn immediately as the remaining amount is subject to certain milestones that must be met by portfolio companies.

•

A quarterly cash distribution was declared of $0.155 per share, up 7% from the prior quarter and the sixth consecutive quarterly distribution increase. The distribution will be paid in cash and is payable on December 31, 2021 to stockholders of record on December 15, 2021.

Armen Panossian, Chief Executive Officer and Chief Investment Officer, said, “The fourth quarter of 2021 capped a strong fiscal year for OCSL. We delivered solid investment performance and financial results, underscored by our highest annual level of adjusted net investment income per share under Oaktree’s management. As a result, we increased the dividend level by 41% and grew NAV by more than 12% in fiscal year 2021. We leveraged Oaktree’s broad credit platform to judiciously deploy our capital on attractive terms, further growing the portfolio’s size and improving the overall debt portfolio yield. We also made several enhancements to our capital structure, creating flexibility and reducing our borrowing costs, following the closing of the merger with OCSI. We are proud of our performance over the last year and believe we are very well-positioned for fiscal year 2022.”

Distribution Declaration

The Board of Directors declared a quarterly distribution of $0.155 per share, an increase of 7%, or $0.01 per share, from the prior quarter and the sixth consecutive quarterly distribution increase, payable on December 31, 2021 to stockholders of record on December 15, 2021.

Distributions are paid primarily from distributable (taxable) income. To the extent taxable earnings for a fiscal taxable year fall below the total amount of distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to the Company’s stockholders.

Results of Operations

	For the three months ended			For the year ended
($ in thousands, except per share data)	September 30, 2021 (unaudited)	June 30, 2021 (unaudited)	September 30, 2020 (unaudited)	September 30, 2021	September 30, 2020
GAAP operating results:
Interest income	$55,094	$51,999	$37,153	$174,381	$125,568
PIK interest income	4,960	4,597	2,573	16,447	7,863
Fee income	645	7,823	3,571	14,098	8,519
Dividend income	3,101	1,019	302	4,459	1,183

Total investment income	63,800	65,438	43,599	209,385	143,133
Net expenses	28,321	29,148	19,054	109,484	71,141

Net investment income before taxes	35,479	36,290	24,545	99,901	71,992
(Provision) benefit for taxes on net investment income	(2,437)	(358)	—	(2,795)	—

Net investment income	33,042	35,932	24,545	97,106	71,992
Net realized and unrealized gains (losses), net of taxes	3,519	11,106	46,072	140,154	(32,768)

Net increase (decrease) in net assets resulting from operations	$36,561	$47,038	$70,617	$237,260	$39,224

Total investment income per common share	$0.35	$0.36	$0.31	$1.29	$1.02
Net investment income per common share	$0.18	$0.20	$0.17	$0.60	$0.51
Net realized and unrealized gains (losses), net of taxes per common share	$0.02	$0.06	$0.33	$0.86	$(0.23)
Earnings (loss) per common share — basic and diluted	$0.20	$0.26	$0.50	$1.46	$0.28
Non-GAAP Financial Measures[1]:
Adjusted total investment income	$58,229	$60,378	$43,599	$198,089	$143,133
Adjusted net investment income	$29,100	$33,709	$24,545	$103,425	$71,635
Adjusted net realized and unrealized gains (losses), net of taxes	$9,088	$16,151	$46,072	$117,372	$(32,768)
Adjusted earnings (loss)	$36,559	$47,023	$70,617	$203,182	$39,224
Adjusted total investment income per share	$0.32	$0.33	$0.31	$1.22	$1.02
Adjusted net investment income per share	$0.16	$0.19	$0.17	$0.64	$0.51
Adjusted net realized and unrealized gains (losses), net of taxes per share	$0.05	$0.09	$0.33	$0.72	$(0.23)
Adjusted earnings (loss) per share	$0.20	$0.26	$0.50	$1.25	$0.28

[1]

See Non-GAAP Financial Measures below for a description of the non-GAAP measures and the reconciliations from the most comparable GAAP financial measures to the Company’s non-GAAP measures, including on a per share basis. The Company’s management uses these non-GAAP financial measures internally to analyze and evaluate financial results and performance and believes that these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing results and trends for the Company and to review the Company’s performance without giving effect to non-cash income/gain resulting from the Merger and in the case of adjusted net investment income, without giving effect to capital gains incentive fees. The presentation of non-GAAP measures are not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

	As of
($ in thousands, except per share data and ratios)	September 30, 2021	June 30, 2021 (unaudited)	September 30, 2020
Select balance sheet and other data:
Cash and cash equivalents	$29,334	$84,689	$39,096
Investment portfolio at fair value	2,556,629	2,339,301	1,573,851
Total debt outstanding (net of unamortized financing costs)	1,268,743	1,104,099	709,315
Net assets	1,312,823	1,302,414	914,879
Net asset value per share	7.28	7.22	6.49
Total debt to equity ratio	0.97x	0.86x	0.78x
Net debt to equity ratio	0.95x	0.79x	0.74x

Adjusted total investment income for the quarter ended September 30, 2021 was $58.2 million and included $49.5 million of interest income from portfolio investments, $5.0 million of payment-in-kind (“PIK”) interest income, $0.6 million of fee income and $3.1 million of dividend income. The decrease of $2.1 million from the June quarter reflected $7.2 million of lower fee income resulting from lower prepayment fees and amendment fees. This was partially offset by $3.0 million of higher interest income resulting from a larger investment portfolio and $2.1 million of higher dividend income from one investment.

Adjusted total investment income for full-year 2021 was $198.1 million and included $163.1 million of interest income from portfolio investments, $16.4 million of PIK interest income, $14.1 million of fee income and $4.5 million of dividend income. The increase of $55.0 million from the year ended September 30, 2020 reflected (i) $46.1 million of higher interest income principally from a larger investment portfolio stemming from net new investment growth and the assets acquired in the

Merger and higher OID acceleration, (ii) $5.6 million of higher fee income primarily driven by increased prepayment and amendment fees and (iii) $3.3 million of higher dividend income from two investments that did not pay dividends in the prior year, including the Company’s investment in Senior Loan Fund JV I, LLC (“SLF JV I”).

Net expenses for the quarter ended September 30, 2021 totaled $28.3 million, down $0.8 million from the quarter ended June 30, 2021. The decrease reflected $1.0 million of lower Part I incentive fees resulting from a decline in adjusted total investment income and $1.2 million of lower accrued Part II incentive fees. This was partially offset by $0.9 million of higher base management fees (net of waivers) due to the larger investment portfolio, $0.2 million of higher interest expense resulting from an increase in borrowings outstanding and $0.2 million of higher professional fees.

Net expenses for full-year 2021 totaled $109.5 million, up $38.3 million from the year ended September 30, 2020. The increase reflected $7.8 million of higher base management fees (net of waivers) from the larger investment portfolio (including assets acquired in the Merger), $6.4 million of higher Part I incentive fees due to increased adjusted total investment income, $18.0 million of higher accrued Part II incentive fees (net of waivers) and $4.2 million of higher interest expense resulting from an increase in borrowings outstanding.

Adjusted net investment income was $29.1 million ($0.16 per share) for the quarter ended September 30, 2021, down from $33.7 million ($0.19 per share) for the quarter ended June 30, 2021. The decrease reflected $2.1 million of lower adjusted total investment income, $0.4 million of higher net expenses (excluding Part II incentive fees) and a $2.1 million increase in income tax expense.

Adjusted net investment income for full-year 2021 was $103.4 million ($0.64 per share), up from $71.6 million ($0.51 per share) for the year ended September 30, 2020. The increase reflected $55.0 million of higher adjusted total investment income, partially offset by $20.3 million of higher net expenses (excluding Part II incentive fees) and $2.8 million of increased income tax expense.

Adjusted net realized and unrealized gains, net of taxes, were $9.1 million and $117.4 million for the quarter and year ended September 30, 2021, respectively, primarily reflecting gains on certain debt and equity investments.

Portfolio and Investment Activity

	As of
($ in thousands)	September 30, 2021 (unaudited)	June 30, 2021 (unaudited)	September 30, 2020 (unaudited)
Investments at fair value	$2,556,629	$2,339,301	$1,573,851
Number of portfolio companies	138	135	113
Average portfolio company debt size	$18,700	$17,600	$15,800
Asset class:
Senior secured debt	86.7%	86.7%	84.1%
Unsecured debt	1.7%	1.4%	4.2%
Equity	4.2%	3.9%	4.1%
JV interests	7.4%	8.1%	7.5%
Limited partnership interests	—%	—%	0.2%
Non-accrual debt investments:
Non-accrual investments at fair value	$—	$—	$1,571
Non-accrual investments as a percentage of debt investments	—%	—%	0.1%
Number of investments on non-accrual	—	—	2
Interest rate type:
Percentage floating-rate	91.5%	91.4%	88.3%
Percentage fixed-rate	8.5%	8.6%	11.7%
Yields:
Weighted average yield on debt investments[1]	8.7%	8.4%	8.3%
Cash component of weighted average yield on debt investments	7.4%	7.1%	7.0%
Weighted average yield on total portfolio investments[2]	8.3%	8.0%	7.8%
Investment activity[3]:
New investment commitments	$385,000	$178,400	$148,500
New funded investment activity[4]	$416,400	$165,300	$146,300
Proceeds from prepayments, exits, other paydowns and sales	$201,800	$170,600	$184,200
Net new investments[5]	$214,600	$(5,300)	$(37,900)
Number of new investment commitments in new portfolio companies	14	9	8
Number of new investment commitments in existing portfolio companies	6	1	3
Number of portfolio company exits	11	11	12

[1]

Annual stated yield earned plus net annual amortization of OID or premium earned on accruing investments, including the Company’s share of the return on debt investments in the SLF JV I and Glick JV, and excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see Non-GAAP Financial Measures below) for the assets acquired in connection with the Merger.

[2]

Annual stated yield earned plus net annual amortization of OID or premium earned on accruing investments and dividend income, including the Company’s share of the return on debt investments in the SLF JV I and Glick JV, and excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 for the assets acquired in connection with the Merger.

[3]	Excludes the assets acquired as part of the Merger.
[4]	New funded investment activity includes drawdowns on existing revolver and delayed draw term loan commitments.
[5]	Net new investments consists of new funded investment activity less proceeds from prepayments, exits, other paydowns and sales.

As of September 30, 2021, the fair value of the investment portfolio was $2.6 billion and was composed of investments in 138 companies. These included debt investments in 121 companies, equity investments in 35 companies, including limited partnership interests in one private equity fund, and the Company’s joint venture investments in SLF JV I and OCSI Glick JV LLC (“Glick JV”). 20 of the equity investments were in companies in which the Company also had a debt investment.

As of September 30, 2021, 94.3% of the Company’s portfolio at fair value consisted of debt investments, including 69.1% of first lien loans, 17.6% of second lien loans and 7.6% of unsecured debt investments, including the debt investments in SLF JV I and Glick JV. This compared to 67.6% of first lien loans, 19.1% of second lien loans and 7.9% of unsecured debt investments, including the debt investments in SLF JV I and Glick JV, as of June 30, 2021.

As of September 30, 2021, there were no investments on non-accrual status.

The Company’s investments in SLF JV I totaled $133.9 million at fair value as of September 30, 2021, up 1% from $132.9 million as of June 30, 2021. The increase in the value of the Company’s investments in SLF JV I was primarily driven by undistributed net investment income.

As of September 30, 2021, SLF JV I had $379.2 million in assets, including senior secured loans to 55 portfolio companies. This compared to $386.5 million in assets, including senior secured loans to 57 portfolio companies, as of June 30, 2021. As of September 30, 2021, there were no investments held by SLF JV I on non-accrual status. SLF JV I generated cash interest income of $2.0 million for the Company during the quarter ended September 30, 2021, up $0.1 million from $1.9 million in the prior quarter. In addition, SLF JV I generated dividend income of $0.5 million for the Company during the quarter ended September 30, 2021, which was unchanged as compared to the prior quarter. As of September 30, 2021, SLF JV I had $44.4 million of undrawn capacity (subject to borrowing base and other limitations) on its $260 million senior revolving credit facility, and its debt to equity ratio was 1.4x.

The Company’s investments in Glick JV totaled $55.6 million at fair value as of September 30, 2021, up slightly from $55.4 million as of June 30, 2021. As of September 30, 2021, Glick JV had $141.0 million in assets, including senior secured loans to 37 portfolio companies. This compared to $148.1 million in assets, including senior secured loans to 38 portfolio companies, as of June 30, 2021. As of September 30, 2021, there were no investments held by Glick JV on non-accrual status. Glick JV generated cash interest income of $0.7 million during the quarter ended September 30, 2021, which was flat as compared to the prior quarter. As of September 30, 2021, Glick JV had $18.1 million of undrawn capacity (subject to borrowing base and other limitations) on its $90 million senior revolving credit facility, and its debt to equity ratio was 1.1x.

Liquidity and Capital Resources

As of September 30, 2021, the Company had total principal value of debt outstanding of $1,280.0 million, including $630.0 million of outstanding borrowings under its revolving credit facilities, $300.0 million of the 3.500% Notes due 2025 and $350.0 million of the 2.700% Notes due 2027. The funding mix was composed of 49% secured and 51% unsecured borrowings as of September 30, 2021. The Company was in compliance with all financial covenants under its credit facilities as of September 30, 2021.

As of September 30, 2021, the Company had $29.3 million of unrestricted cash and cash equivalents and $470.0 million of undrawn capacity on its credit facilities (subject to borrowing base and other limitations). As of September 30, 2021, unfunded investment commitments were $264.9 million, or $215.9 million excluding unfunded commitments to the Company’s joint ventures. Of the $215.9 million, approximately $153.6 million could be drawn immediately as the remaining amount is subject to certain milestones that must be met by portfolio companies. The Company has analyzed cash and cash equivalents, availability under its credit facilities, the ability to rotate out of certain assets and amounts of unfunded commitments that could be drawn and believes its liquidity and capital resources are sufficient to take advantage of market opportunities in the current economic climate.

As of September 30, 2021, the weighted average interest rate on debt outstanding, including the effect of the interest rate swap agreement, was 2.4%, unchanged as compared with June 30, 2021.

The Company’s total debt to equity ratio was 0.97x and 0.86x as of September 30, 2021 and June 30, 2021, respectively. The Company’s net debt to equity ratio was 0.95x and 0.79x as of September 30, 2021 and June 30, 2021, respectively.

Recent Developments

Election of Independent Director

On November 12, 2021, the Board of Directors elected Phyllis R. Caldwell to the Board of Directors and each of its committees effective as of December 31, 2021. Ms. Caldwell is founder and has served since 2012 as the managing member of Wroxton Civic Ventures, which provides advisory services on various financial, housing and economic development matters. Previously, Ms. Caldwell was Chief Homeownership Preservation Officer at the U.S. Department of the Treasury, responsible for oversight of the U.S. housing market stabilization, economic recovery and foreclosure prevention initiatives established through the Troubled Asset Relief Program. In addition, Ms. Caldwell held various leadership roles during eleven years at Bank of America, including serving as President of Community Development Banking. Ms. Caldwell has served as Chair of the board of directors of Ocwen Financial Corporation since March 2016 and has served as a director of the company since January 2015. In June 2021, Ms. Caldwell became a member of the board of directors of OneMain Holdings, Inc., the country’s largest nonprime installment lender. In March 2021, Ms. Caldwell was appointed as a member of the board of trustees of JBG SMITH, an owner and developer of mixed-use properties in the Washington, D.C. market. From December 2020 to July 2021, Ms. Caldwell served as a member of the board of directors of Revolution Acceleration Acquisition Corp., a special purpose acquisition company, and from January 2014 through September 2018, she served as an independent director of American Capital Senior Floating, Ltd., a Business Development Company. Ms. Caldwell also serves or has served on the boards of other public and private businesses and numerous non-profit organizations engaged in housing and community development finance. Ms. Caldwell received her Master of Business

Administration from the Robert H. Smith School of Business at the University of Maryland, College Park and holds a Bachelor of Arts in Sociology, also from the University of Maryland.

Non-GAAP Financial Measures

On a supplemental basis, the Company is disclosing certain adjusted financial measures, each of which is calculated and presented on a basis of methodology other than in accordance with GAAP (“non-GAAP”). The Company’s management uses these non-GAAP financial measures internally to analyze and evaluate financial results and performance and believes that these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing results and trends for the Company and to review the Company’s performance without giving effect to non-cash income/gain resulting from the Merger and in the case of adjusted net investment income, without giving effect to capital gains incentive fees. The presentation of the below non-GAAP measures is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

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“Adjusted Total Investment Income” and “Adjusted Total Investment Income Per Share” – represents total investment income excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the Merger.

•

“Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” – represents net investment income, excluding (i) any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the Merger and (ii) capital gains incentive fees (“Part II incentive fees”).

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“Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes” and “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes Per Share” – represents net realized and unrealized gains (losses) net of taxes excluding any net realized and unrealized gains (losses) resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the Merger.

•

“Adjusted Earnings (Loss)” and “Adjusted Earnings (Loss) Per Share” – represents the sum of (i) Adjusted Net Investment Income and (ii) Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes and includes the impact of Part II incentive fees[1], if any.

On March 19, 2021, the Company completed the Merger. The Merger was accounted for as an asset acquisition in accordance with the asset acquisition method of accounting as detailed in ASC 805-50, Business Combinations—Related Issues (“ASC 805”). The consideration paid to OCSI’s stockholders was allocated to the individual assets acquired and liabilities assumed based on the relative fair values of the net identifiable assets acquired other than “non-qualifying” assets, which established a new cost basis for the acquired OCSI investments under ASC 805 that, in aggregate, was significantly lower than the historical cost basis of the acquired OCSI investments prior to the Merger. Additionally, immediately following the completion of the Merger, the acquired OCSI investments were marked to their respective fair values under ASC 820, Fair Value Measurements, which resulted in unrealized appreciation. The new cost basis established by ASC 805 on debt investments acquired will accrete over the life of each respective debt investment through interest income, with a corresponding adjustment recorded to unrealized appreciation on such investment acquired through its ultimate disposition. The new cost basis established by ASC 805 on equity investments acquired will not accrete over the life of such investments through interest income and, assuming no subsequent change to the fair value of the equity investments acquired and disposition of such equity investments at fair value, the Company will recognize a realized gain with a corresponding reversal of the unrealized appreciation on disposition of such equity investments acquired.

The Company’s management uses the non-GAAP financial measures described above internally to analyze and evaluate financial results and performance and to compare its financial results with those of other business development companies that have not adjusted the cost basis of certain investments pursuant to ASC 805. The Company’s management believes “Adjusted Total Investment Income”, “Adjusted Total Investment Income Per Share”, “Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” are useful to investors as an additional tool to evaluate ongoing results and trends for the Company without giving effect to the accretion income resulting from the new cost basis of the OCSI investments acquired in the Merger because these amounts do not impact the fees payable to Oaktree Fund Advisors, LLC (the “Adviser”) under its amended and restated advisory agreement (the “A&R Advisory Agreement”), and specifically as its relates to “Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share”, without giving effect to Part II incentive fees. In addition, the Company’s management believes that “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes”, “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes Per Share”, “Adjusted

[1]

Adjusted earnings (loss) includes accrued Part II incentive fees. For the three months and year ended September 30, 2021, $1.6 million and $17.6 million, respectively, of accrued Part II incentive fees were expensed. As of September 30, 2021, the total accrued Part II incentive fee liability was $17.6 million. Part II incentive fees are contractually calculated and paid at the end of the fiscal year in accordance with the A&R Advisory Agreement, which differs from Part II incentive fees accrued under GAAP. For the year ended September 30, 2021, Part II incentive fees payable under the A&R Advisory Agreement were $8.8 million.

Earnings (Loss)” and “Adjusted Earnings (Loss) Per Share” are useful to investors as they exclude the non-cash income/gain resulting from the Merger and are used by management to evaluate the economic earnings of its investment portfolio. Moreover, these metrics align the Company’s key financial measures with the calculation of incentive fees payable to the Adviser under with the A&R Advisory Agreement (i.e., excluding amounts resulting solely from the lower cost basis of the acquired OCSI investments established by ASC 805 that would have been to the benefit of the Adviser absent such exclusion).

The following table provides a reconciliation of total investment income (the most comparable U.S. GAAP measure) to adjusted total investment income for the periods presented:

	For the three months ended						For the year ended
	September 30, 2021 (unaudited)		June 30, 2021 (unaudited)		September 30, 2020 (unaudited)		September 30, 2021		September 30, 2020
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
GAAP total investment income	$63,800	$0.35	$65,438	$0.36	$43,599	$0.31	$209,385	$1.29	$143,133	$1.02
Less: Interest income accretion related to merger accounting adjustments	(5,571)	(0.03)	(5,060)	(0.03)	—	—	(11,296)	(0.07)	—	—

Adjusted total investment income	$58,229	$0.32	$60,378	$0.33	$43,599	$0.31	$198,089	$1.22	$143,133	$1.02

The following table provides a reconciliation of net investment income (the most comparable U.S. GAAP measure) to adjusted net investment income for the periods presented:

	For the three months ended						For the year ended
	September 30, 2021 (unaudited)		June 30, 2021 (unaudited)		September 30, 2020 (unaudited)		September 30, 2021		September 30, 2020
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
GAAP net investment income	$33,042	$0.18	$35,932	0.20	$24,545	$0.17	$97,106	$0.60	$71,992	$0.51
Less: Interest income accretion related to merger accounting adjustments	(5,571)	(0.03)	(5,060)	(0.03)	—	—	(11,296)	(0.07)	—	—
Add: Part II incentive fee	1,629	0.01	2,837	0.02	—	—	17,615	0.11	(357)	—

Adjusted net investment income	$29,100	$0.16	$33,709	$0.19	24,545	$0.17	$103,425	$0.64	$71,635	$0.51

The following table provides a reconciliation of net realized and unrealized gains (losses), net of taxes (the most comparable U.S. GAAP measure) to adjusted net realized and unrealized gains (losses), net of taxes for the periods presented:

	For the three months ended						For the year ended
	September 30, 2021 (unaudited)		June 30, 2021 (unaudited)		September 30, 2020 (unaudited)		September 30, 2021		September 30, 2020
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
GAAP net realized and unrealized gains (losses), net of taxes	$3,519	$0.02	$11,106	$0.06	$46,072	$0.33	$140,154	$0.86	$(32,768)	$(0.23)
Less: Net realized and unrealized losses (gains) related to merger accounting adjustments	5,569	0.03	5,045	0.03	—	—	(22,782)	(0.14)	—	—

Adjusted net realized and unrealized gains (losses), net of taxes	$9,088	$0.05	$16,151	$0.09	$46,072	$0.33	$117,372	$0.72	$(32,768)	$(0.23)

The following table provides a reconciliation of net increase (decrease) in net assets resulting from operations (the most comparable U.S. GAAP measure) to adjusted earnings (loss) for the periods presented:

	For the three months ended						For the year ended
	September 30, 2021 (unaudited)		June 30, 2021 (unaudited)		September 30, 2020 (unaudited)		September 30, 2021		September 30, 2020
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net increase (decrease) in net assets resulting from operations	$36,561	$0.20	$47,038	$0.26	$70,617	$0.50	$237,260	$1.46	$39,224	$0.28
Less: Interest income accretion related to merger accounting adjustments	(5,571)	(0.03)	(5,060)	(0.03)	—	—	(11,296)	(0.07)	—	—
Less: Net realized and unrealized losses (gains) related to merger accounting adjustments	5,569	0.03	5,045	0.03	—	—	(22,782)	(0.14)	—	—

Adjusted earnings (loss)	$36,559	$0.20	$47,023	$0.26	$70,617	$0.50	$203,182	$1.25	$39,224	$0.28

Conference Call Information

Oaktree Specialty Lending will host a conference call to discuss its fourth fiscal quarter and full year 2021 results at 1:00 p.m. Eastern Time / 10:00 a.m. Pacific Time on November 16, 2021. The conference call may be accessed by dialing (877) 507-4376 (U.S. callers) or +1 (412) 317-5239 (non-U.S. callers). All callers will need to reference “Oaktree Specialty Lending” once connected with the operator. Alternatively, a live webcast of the conference call can be accessed through the Investors section of Oaktree Specialty Lending’s website, www.oaktreespecialtylending.com. During the conference call, the Company intends to refer to an investor presentation that will be available on the Investors section of its website.

For those individuals unable to listen to the live broadcast of the conference call, a replay will be available on Oaktree Specialty Lending’s website, or by dialing (877) 344-7529 (U.S. callers) or +1 (412) 317-0088 (non-U.S. callers), access code 10160823, beginning approximately one hour after the broadcast.

About Oaktree Specialty Lending Corporation

Oaktree Specialty Lending Corporation (NASDAQ:OCSL) is a specialty finance company dedicated to providing customized one-stop credit solutions to companies with limited access to public or syndicated capital markets. The Company’s investment objective is to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions including first and second lien loans, unsecured and mezzanine loans, and preferred equity. The Company is regulated as a business development company under the Investment Company Act of 1940, as amended, and is externally managed by Oaktree Fund Advisors, LLC, an affiliate of Oaktree Capital Management, L.P. For additional information, please visit Oaktree Specialty Lending’s website at www.oaktreespecialtylending.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events, future performance or financial condition. The forward-looking statements may include statements as to: future operating results of the Company and distribution projections; business prospects of the Company and the prospects of its portfolio companies; and the impact of the investments that the Company expects to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with (i) changes in the economy, financial markets and political environment, (ii) risks associated with possible disruption in the operations of the Company or the economy generally due to terrorism, natural disasters or the COVID-19 pandemic; (iii) future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); (iv) conditions in the Company’s operating areas, particularly with respect to business development companies or regulated investment companies; (v) general considerations associated with the COVID-19 pandemic; and (vi) other considerations that may be disclosed from time to time in the Company’s publicly disseminated documents and filings. The Company has based the forward-looking statements included in this press release on information available to it on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that it may make directly to you or through reports that the Company in the future may file with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contacts

Investor Relations:

Oaktree Specialty Lending Corporation

Michael Mosticchio

(212) 284-1900

ocsl-ir@oaktreecapital.com

Media Relations:

Financial Profiles, Inc.

Moira Conlon

(310) 478-2700

mediainquiries@oaktreecapital.com

Oaktree Specialty Lending Corporation

Consolidated Statements of Assets and Liabilities

(in thousands, except per share amounts)

	September 30, 2021	June 30, 2021 (unaudited)	September 30, 2020
ASSETS
Investments at fair value:
Control investments (cost September 30, 2021: $283,599; cost June 30, 2021: $283,707; cost September 30, 2020: $245,950)	$270,765	$269,478	$201,385
Affiliate investments (cost September 30, 2021: $18,763; cost June 30, 2021: $14,788; cost September 30, 2020: $7,551)	18,289	13,959	6,509
Non-control/Non-affiliate investments (cost September 30, 2021: $2,236,759; cost June 30, 2021: $2,021,729; cost September 30, 2020: $1,415,669)	2,267,575	2,055,864	1,365,957

Total investments at fair value (cost September 30, 2021: $2,539,121; cost June 30, 2021: $2,320,224; cost September 30, 2020: $1,669,170)	2,556,629	2,339,301	1,573,851
Cash and cash equivalents	29,334	84,689	39,096
Restricted cash	2,301	2,840	—
Interest, dividends and fees receivable	22,125	15,415	6,935
Due from portfolio companies	1,990	1,394	2,725
Receivables from unsettled transactions	8,150	2,466	9,123
Due from broker	1,640	1,640	—
Deferred financing costs	9,274	9,413	5,947
Deferred offering costs	34	34	67
Deferred tax asset, net	714	735	847
Derivative assets at fair value	1,912	2,449	223
Other assets	2,284	2,332	1,898

Total assets	$2,636,387	$2,462,708	$1,640,712

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable, accrued expenses and other liabilities	$3,024	$3,925	$1,072
Base management fee and incentive fee payable	32,649	31,127	11,212
Due to affiliate	4,357	5,011	2,130
Interest payable	4,597	5,277	1,626
Payables from unsettled transactions	8,086	10,588	478
Derivative liability at fair value	2,108	267	—
Credit facilities payable	630,000	464,057	414,825
Unsecured notes payable (net of $6,501, $6,876 and $3,272 of unamortized financing costs as of September 30, 2021, June 30, 2021 and September 30, 2020, respectively)	638,743	640,042	294,490

Total liabilities	1,323,564	1,160,294	725,833

Commitments and contingencies
Net assets:
Common stock, $0.01 par value per share, 250,000 shares authorized; 180,361, 180,361 and 140,961 shares issued and outstanding as of September 30, 2021, June 30, 2021 and September 30, 2020, respectively	1,804	1,804	1,409
Additional paid-in-capital	1,804,354	1,730,083	1,487,774
Accumulated overdistributed earnings	(493,335)	(429,473)	(574,304)

Total net assets (equivalent to $7.28, $7.22 and $6.49 per common share as of September 30, 2021, June 30, 2021 and September 30, 2020, respectively)	1,312,823	1,302,414	914,879

Total liabilities and net assets	$2,636,387	$2,462,708	$1,640,712

Oaktree Specialty Lending Corporation

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended September 30, 2021 (unaudited)	Three months ended June 30, 2021 (unaudited)	Three months ended September 30, 2020 (unaudited)	Year ended September 30, 2021	Year ended September 30, 2020
Interest income:
Control investments	$3,670	$3,405	$2,330	$11,792	$9,832
Affiliate investments	279	189	88	716	467
Non-control/Non-affiliate investments	51,144	48,403	34,733	161,864	114,947
Interest on cash and cash equivalents	1	2	2	9	322

Total interest income	55,094	51,999	37,153	174,381	125,568

PIK interest income:
Non-control/Non-affiliate investments	4,960	4,597	2,573	16,447	7,863

Total PIK interest income	4,960	4,597	2,573	16,447	7,863

Fee income:
Control investments	13	13	15	59	42
Affiliate investments	5	5	5	20	20
Non-control/Non-affiliate investments	627	7,805	3,551	14,019	8,457

Total fee income	645	7,823	3,571	14,098	8,519

Dividend income:
Control investments	3,101	1,019	299	4,459	1,180
Non-control/Non-affiliate investments	—	—	3	—	3

Total dividend income	3,101	1,019	302	4,459	1,183

Total investment income	63,800	65,438	43,599	209,385	143,133

Expenses:
Base management fee	9,768	8,905	6,005	32,288	22,895
Part I incentive fee	6,015	6,990	5,206	21,598	15,194
Part II incentive fee	1,629	2,837	—	17,615	(5,557)
Professional fees	1,288	1,059	678	4,231	2,532
Directors fees	160	147	142	607	570
Interest expense	9,032	8,823	6,133	30,518	26,289
Administrator expense	463	421	330	1,510	1,524
General and administrative expenses	716	716	560	2,725	2,494

Total expenses	29,071	29,898	19,054	111,092	65,941
Reversal of fees waived (fees waived)	(750)	(750)	—	(1,608)	5,200

Net expenses	28,321	29,148	19,054	109,484	71,141

Net investment income before taxes	35,479	36,290	24,545	99,901	71,992
(Provision) benefit for taxes on net investment income	(2,437)	(358)	—	(2,795)	—

Net investment income	33,042	35,932	24,545	97,106	71,992

Unrealized appreciation (depreciation):
Control investments	1,395	3,590	10,117	31,731	(29,488)
Affiliate investments	355	109	76	568	(1,763)
Non-control/Non-affiliate investments	(3,311)	(898)	29,922	80,531	10,904
Foreign currency forward contracts	(537)	1,116	(647)	1,689	(267)

Net unrealized appreciation (depreciation)	(2,098)	3,917	39,468	114,519	(20,614)

Realized gains (losses):
Control investments	—	—	(4,932)	—	(4,155)
Non-control/Non-affiliate investments	827	9,350	13,502	27,094	(4,615)
Extinguishment of unsecured notes payable	—	—	—	—	(2,541)
Foreign currency forward contracts	2,912	(740)	(2,123)	(674)	(2,613)

Net realized gains (losses)	3,739	8,610	6,447	26,420	(13,924)

(Provision) benefit for taxes on realized and unrealized gains (losses)	1,878	(1,421)	157	(785)	1,770

Net realized and unrealized gains (losses), net of taxes	3,519	11,106	46,072	140,154	(32,768)

Net increase (decrease) in net assets resulting from operations	$36,561	$47,038	$70,617	$237,260	$39,224

Net investment income per common share — basic and diluted	$0.18	$0.20	$0.17	$0.60	$0.51
Earnings (loss) per common share — basic and diluted	$0.20	$0.26	$0.50	$1.46	$0.28
Weighted average common shares outstanding — basic and diluted	180,361	180,361	140,961	162,118	140,961